Exhibit 3.1.3

Articles of Amendment
to
Articles of Incorporation
of

Environmental  Services, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

P96000062158

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or ''incorporated" or the abbreviation "Corp.," "Inc.." or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANCE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article III - Capital Stock-Please see attached.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Environmental Digital Services, Inc.
A Florida Corporation

We, the undersigned President and Secretary of Environmental Digital Services, Inc. do hereby certify that the at a shareholders meeting duly convened on March 28, 2008, adopted a resolution to amend the Original Articles of Incorporation.

Article III
Capital Stock

The Company shall have 50,010,000 total shares of authorized stock: 50,000,000 of which shall be common stock with a par value of $.001 and 10,000 of which shall be Preferred Stock with a par value of $.001.

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Florida Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of incorporation determining the terrr s of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law.

The undersigned officers have been authorized to execute this certificate by a vote of the majority of the Company's outstanding shares as defined in the Company's bylaws at a meeting duly authorized and held on March 28, 2008. This certificate correctly sets forth the text of the Articles of Incorporation as amended to the date of this certificate.

Executed on this 31st day of March, 2008.

/s/ Michael Anthony
Michael Anthony, Secretary

The date of each amendment(s) adoption:      3-31-2008

Effective date if applicable: __________________________________________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s)   (CHECK ONE)

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups, The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by  _________________________."
(voting group)

☑	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ Michael Anthony
(By a director, preside t or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

President
(Typed or printed name of person signing)

Michael Anthony
(Title of person signing)

FILING FEE: $35